Exhibit 11

July 8, 2025

To whom it may concern:

Wegner CPAs hereby grants Shared Capital Cooperative permission to use our 2024 audit report for its regulation A offering and any associated reports connected with that offering.

Sincerely,

/s/ Brian Dahlk

Brian Dahlk, CPA

Senior Manager

888.204.7665 | wegnercpas.com